Exhibit 99.1

Varian Medical Systems Reports Growth in Earnings, Revenues, Net Orders,
Backlog for Second Quarter of Fiscal 2005; Earnings Estimate Raised for the Fiscal Year

          PALO ALTO, Calif., April 27 /PRNewswire-FirstCall/ -- Varian Medical Systems (NYSE: VAR) today is reporting results for the second quarter of fiscal 2005 with net earnings of $54 million ($0.39 per diluted share), up 24 percent from $44 million ($0.31 per diluted share) for the year-ago period. The company achieved second quarter revenues of $351 million, up 9 percent versus the year-ago quarter.  Net orders for the second quarter were $395 million, up 13 percent from the year-ago period.  Backlog at the end of the second quarter stood at $1,050 million, up 20 percent from the same time last fiscal year.

          “Our financial performance continues to reflect the success of our strategic initiatives in advanced cancer treatment tools and innovative diagnostic imaging components,” said Richard M. Levy, the company’s chairman and CEO.  “Our second quarter results include gains in backlog, net orders, revenues, and earnings, with contributions from established as well as emerging business areas.  Gross margin and operating margin hit record levels for any second quarter in the history of the business, reflecting higher volumes, a favorable product mix, and strong service performance.”

          The company generated record quarterly operating cash flow of $69 million and ended the quarter with $372 million in cash and marketable securities. During the quarter, the company spent $56 million to buy back 1.5 million shares of company stock.

          Oncology Systems

          Oncology Systems’ revenues of Clinac(R) accelerators as well as accessories, software, and services for radiation therapy totaled $289 million for the second quarter, up 7 percent from the year-ago period.  Second-quarter net orders in the Oncology Systems business totaled $329 million, up 14 percent from the year-ago period.

          Net orders were up 32 percent in international markets but were essentially flat with a 1 percent increase in North America for the quarter. For the trailing 12-months, Oncology Systems’ net order growth rate was 15 percent.

          “Our Oncology Systems business extended its lead in the deployment of new products and accessories for image guided radiation therapy (IGRT) and stereotactic radiosurgery,” Levy said.  As of the end of the quarter, more than 50 installations of Varian’s IGRT and stereotactic treatment machines with on-board imaging devices were complete or in progress around the world. “The percentage of medical linear accelerator orders including on-board imaging devices continued to rise during the quarter supporting our expectation of increasing demand for this capability,” Levy said.

          X-Ray Products and Other

          Revenues for the X-Ray Products business, including tubes and amorphous silicon flat panel digital imagers, were a record $50 million for the second quarter, up 20 percent from the year-ago quarter.  “Sales of our new line of flat panel image detectors, high-power CT scanning tubes and X-ray tubes for the aftermarket were robust during the quarter,” Levy said.   “We were particularly pleased with the growth in the flat panel business which we see as an important driver of growth for this segment.”

          The company’s Ginzton Technology Center together with its BrachyTherapy unit recorded combined second quarter revenues of $11 million, up 26 percent from the year-ago quarter.

          Outlook

          “Our performance for the first half leads us to expect an increase in earnings per diluted share for fiscal 2005 approaching 26 percent over our earnings of $1.18 per diluted share in fiscal 2004,” said Levy.  “We believe that revenues for fiscal year 2005 will rise by about 13 percent over fiscal 2004 totals.  For the third quarter, we expect earnings per diluted share to grow by about 20 percent and revenues to grow by about 14 percent over their respective totals in the year-ago third quarter.”

          Investor Conference Call

          Varian Medical Systems is scheduled to conduct its second quarter fiscal year 2005 conference call at 2 p.m. PT today.  To hear a live webcast or replay of the call, visit the investor relations page on the company’s web site at www.varian.com where it will be archived for a year.  To access the call via telephone, dial 1-888-396-2384 from inside the U.S. or 1-617-847-8711 from outside the U.S. and enter confirmation code 80940593.  The conference call will be complemented by a slide presentation which can be accessed on the company’s investor relations website via the webcast or downloaded from: http://phx.corporate-ir.net/phoenix.zhtml?c=107558&p=irol-presentations . The replay can be accessed by dialing 1-888-286-8010 from inside the U.S or 1-617-801-6888 from outside the U.S. and entering confirmation code 78489539. The telephone replay will be available through 5 p.m. PT, Friday, April 29, 2005.

          Varian Medical Systems, Inc., of Palo Alto, California is the world’s leading manufacturer of integrated cancer therapy systems, which are used to treat thousands of patients per day.  The company is also a premier supplier of X-ray tubes and flat-panel digital subsystems for imaging in medical, scientific, and industrial applications.  Varian Medical Systems employs approximately 3,400 people who are located at manufacturing sites in North America and Europe and in its 56 sales and support offices around the world. Additional information is available on the company’s investor relations web site at www.varian.com

          Forward Looking Statements

          Except for historical information, this news release contains “forward- looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry outlook, including market acceptance of or transition to new products or technologies; growth drivers; the company’s orders, revenues, backlog, or earnings growth; future financial results and any statements using the terms “will,” “see,” “expect,” “believe,” “continues,” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include demand for the company’s products; the company’s ability to develop and commercialize new products; the impact of competitive products and pricing; the effect of economic conditions and currency exchange rates; the company’s ability to maintain or increase operating margins; the company’s ability to meet demand for manufacturing capacity; the effect of environmental claims and expenses; the company’s ability to protect the company’s intellectual property; the company’s reliance on sole or limited-source suppliers; the impact of reduced or limited revenues to sole purchasers of certain X-ray tube products; the impact of managed care initiatives or other health care reforms on capital expenditures and/or third-party reimbursement levels; the impact of third-party reimbursement levels on orders and revenues; the company’s ability to meet FDA and other regulatory requirements or product clearances; the potential loss of key distributors or key personnel; consolidation in the X- ray tubes market; the possibility that material product liability claims could harm future revenues or require us to pay uninsured claims; the ability to make strategic acquisitions and to successfully integrate the acquired operations into the company’s business; the effect of changes in accounting principles; the risk of operations interruptions due to terrorism, disease, such as Severe Acute Respiratory Syndrome, and other events beyond the company’s control; and the other risks listed from time to time in the company’s filings with the Securities and Exchange Commission. We assume no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

          A summary of earnings and other financial information follows:

Varian Medical Systems, Inc. and Subsidiary Companies Consolidated Statements of Earnings(Unaudited)

(Dollars and shares in millions, except per share amounts)

	Q2 QTR 2005	Q2 QTR 2004	Q2 YTD 2005	Q2 YTD 2004

		(As Adjusted)(1)		(As Adjusted)(1)
Net orders	$395.0	348.4	729.3	656.7
Oncology Systems	328.9	289.2	600.3	544.3
X-Ray Products	53.9	49.7	103.7	93.8
Other	12.2	9.5	25.3	18.6
Order backlog	$1050.0	877.5	1050.0	877.5
Revenues	$350.8	320.6	649.8	587.6
Oncology Systems	289.3	269.9	530.7	490.7
X-Ray Products	50.2	41.7	94.6	79.0
Other	11.3	9.0	24.5	17.9
Gross margin	150.1	132.5	275.3	239.2
As a percent of revenues	42.8%	41.3%	42.4%	40.7%
Operating expenses
Research and development	20.2	18.5	38.6	36.1
Selling, general and administrative	50.6	46.9	96.8	91.4
Operating earnings	79.3	67.1	139.9	111.7
As a percent of revenues	22.6%	20.9%	21.5%	19.0%
Interest income, net	(0.6)	(0.2)	(1.1)	(0.7)
Earnings before taxes	79.9	67.3	141.0	112.4
Taxes on earnings	25.7	23.5	46.5	39.3
Net earnings (2)	$54.2	43.8	94.5	73.1
Net earnings per share - basic: (2) (3)	$0.41	0.32	0.71	0.54
Net earnings per share - diluted: (2) (3)	$0.39	0.31	0.68	0.51
Shares used in the calculation of net earnings per share: (3)
Average shares outstanding - basic	133.1	136.6	133.5	136.3
Average shares outstanding - diluted	138.4	143.3	139.2	142.8

          (1)     Certain amounts for the second quarter of fiscal year 2004 have been adjusted to reflect the Company’s change from the last-in, first-out (“LIFO”) method to the first-in, first-out (“FIFO”) method of accounting for inventories. For the second quarter of fiscal year 2004, this change had no impact on net earnings per basic share and increased net earnings per diluted share by $0.01.  For the first six months of fiscal year 2004, this change increased net earnings per basic share by $0.01 and had no impact on net earnings per diluted share.

          (2)     If the Company had elected to recognize stock compensation costs based on the fair value of options granted on their grant dates as prescribed by SFAS No. 123, net earnings for the second quarter of both fiscal years 2005 and 2004 would have been reduced by $6.1M and net earnings for the first six months of fiscal years 2005 and 2004 would have been reduced by $11.4M and $10.4M, respectively.  Net earnings per basic share for the second quarter of fiscal years 2005 and 2004 would have been  $0.36 and  $0.28, respectively, and net earnings per diluted share would have been $0.35 and $0.26, respectively.  Net earnings per basic share for the first six months of fiscal years 2005 and 2004 would have been $0.62 and $0.46, respectively, and net earnings per diluted share would have been $0.60 and $0.44, respectively.

          (3)     The results for the second quarter and first six months of fiscal year 2004 have been adjusted for the two-for-one stock split (effected in the form of a 100 percent stock dividend) paid on July 30, 2004.  Net earnings per basic share, prior to the stock split, for the second quarter and first six months of fiscal year 2004 were $0.64 and $1.07, respectively.  Net earnings per diluted share, prior to the stock split, for the second quarter and first six months of fiscal year 2004 were $0.61 and $1.02, respectively.

Varian Medical Systems, Inc. and Subsidiary Companies
Consolidated Balance Sheets

(In thousands)	April 1, 2005	October 1, 2004

	(Unaudited)	(As Adjusted)(1)
Assets
Current assets
Cash and cash equivalents	$227,642	$132,870
Short-term marketable securities	107,032	219,078
Accounts receivable, net	314,382	288,663
Inventories	178,720	144,389
Other current assets	116,412	110,584
Total current assets	944,188	895,584
Property, plant and equipment	268,307	254,712
Accumulated depreciation and amortization	(176,421)	(169,335)
Net property, plant and equipment	91,886	85,377
Long-term marketable securities	37,377	40,970
Goodwill	122,015	112,653
Other non-current assets	55,782	46,056
Total assets	$1,251,248	$1,180,640
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable - trade	$69,235	$59,639
Accrued expenses	277,257	255,519
Product warranty	38,923	40,654
Advance payments from customers	125,342	100,277
Current maturities of long term debt	5,351	5,250
Total current liabilities	516,108	461,339
Long-term accrued expenses and other	41,740	41,889
Long-term debt	55,707	53,250
Total liabilities	613,555	556,478
Stockholders’ Equity
Common stock	132,719	134,045
Capital in excess of par value	147,241	132,875
Retained earnings and accumulated other comprehensive loss	357,733	357,242
Total stockholders’ equity	637,693	624,162
Total liabilities and stockholders’ equity	$1,251,248	$1,180,640

          (1)     Amounts as of October 1, 2004 have been derived from audited financial statements as of that date except that certain amounts have been adjusted to reflect the Company’s change from the LIFO method to the FIFO method of accounting for inventories.  In addition, auction rate securities in the amount of $106,600 have been reclassified from cash and cash equivalents to short-term marketable securities to conform to the April 1, 2005 balance sheet presentation.

          FOR INFORMATION CONTACT:
               Elisha Finney 650-424-6803
               elisha.finney@varian.com

               Spencer Sias 650-424-5782
               spencer.sias@varian.com

SOURCE  Varian Medical Systems
          -0-                                        04/27/2005
          /CONTACT:  Elisha Finney, +1-650-424-6803, or elisha.finney@varian.com, or Spencer Sias, +1-650-424-5782, or spencer.sias@varian.com, both of  /
          /Web site:  http://www.varian.com /
_